                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              SunTrust Banks, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                (SUNTRUST LOGO)

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
SunTrust Banks, Inc.

     The Annual Meeting of Shareholders of SunTrust Banks, Inc. will be held in Room 225 on the 2nd floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, on Tuesday, April 16, 2002, at 9:30 a.m. local time, for the following purposes:

          1. To elect 5 directors to serve until the Annual Meeting of Shareholders in 2005; and

          2. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on February 15, 2002 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     Your attention is directed to the attached Proxy Statement for more complete information regarding the matters to be acted upon at the Annual Meeting.

                                          By Order of the Board of Directors

                                          Raymond D. Fortin
                                          Corporate Secretary

March 1, 2002

                                IMPORTANT NOTICE

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES BY: (1) A TOLL-FREE TELEPHONE CALL, (2) THE INTERNET, OR (3) COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE POSTAGE PAID ENVELOPE PROVIDED.

                               TABLE OF CONTENTS

PROXY STATEMENT.............................................     1
ELECTION OF DIRECTORS.......................................     1
  Nominees for Directorship.................................     1
  Nominees for Term Expiring in 2005........................     2
  Directors Whose Terms Expire in 2004......................     2
  Directors Whose Terms Expire in 2003......................     3
  Board Committees..........................................     5
  Attendance and Compensation...............................     6
EXECUTIVE COMPENSATION......................................     6
  Executive Officers........................................     6
  Compensation Committee Report.............................     7
  Summary of Cash and Certain Other Compensation............    12
  Stock Options.............................................    13
     Option Grants During 2001..............................    13
     Aggregated Option Exercises in 2001 and December 31,
      2001 Option Values....................................    14
     Long-Term Incentive Plan...............................    14
  Pension Plans.............................................    15
  Employment Agreement and Change in Control Agreements.....    16
AUDIT COMMITTEE REPORT......................................    17
AUDIT FEES..................................................    17
STOCK PRICE PERFORMANCE GRAPH...............................    18
STOCK OWNERSHIP OF CERTAIN PERSONS..........................    18
OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION............    19
  Compensation Committee Interlocks and Insider
     Participation..........................................    19
  Section 16(a) Beneficial Ownership Reporting Compliance...    20
ADDITIONAL INFORMATION......................................    20
  Shareholder Nominations for This Year's Meeting...........    20
  Shareholder Proposals for Next Year's Meeting.............    20
  Record Date; Shares Outstanding...........................    20
  Quorum and Voting.........................................    21
  Proxy Solicitation........................................    21
  Independent Accountant....................................    21
  Other Matters.............................................    22

                              SUNTRUST BANKS, INC.

                           303 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30308
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

     The enclosed proxy is solicited on behalf of the Board of Directors of SunTrust Banks, Inc. in connection with the Annual Meeting of Shareholders of SunTrust to be held on Tuesday, April 16, 2002. This Proxy Statement and the enclosed proxy are being first mailed to SunTrust's shareholders on or about March 8, 2002.

     Voting your shares. The enclosed proxy is for use if you are unable to attend the Annual Meeting in person or wish to have your shares voted by proxy even if you attend the Annual Meeting. You may revoke the proxy at any time before it is exercised by notice to the Corporate Secretary of SunTrust, by submitting a proxy having a later date, or by appearing at the Annual Meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies for the proposal described below will be voted as recommended by the Board of Directors.

     Method of Voting. You can simplify your voting and reduce SunTrust's costs by voting your shares via telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker. Therefore, we recommend that you follow the voting instructions on the form you receive. If you do not choose to vote by telephone or the Internet, please date, sign and return the proxy card.

                             ELECTION OF DIRECTORS

                                    (ITEM 1)

NOMINEES FOR DIRECTORSHIP

     The Board of Directors, under the terms of SunTrust's Bylaws, has determined that the number of directors constituting the Board of Directors shall be 15, with directors divided into 3 classes serving staggered 3-year terms. There are 4 directors, A. W. Dahlberg, Patricia C. Frist, L. Phillip Humann and M. Douglas Ivester, who have been nominated to stand for reelection as directors at the Annual Meeting in 2002 for a term expiring in 2005. A new candidate for election, Karen Hastie Williams, has been nominated to stand for election as a director for a term expiring in 2005. In addition to the 5 nominees, there are 10 other directors continuing to serve on the Board, whose terms expire in 2003 and 2004. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES.

     Joseph L. Lanier, Jr., who is currently serving as a director, is retiring from the Board after 18 years of service. His retirement will be effective the day of the Annual Meeting.

     You may not vote your proxy for the election of a person to fill a directorship for which no nominee is named in this Proxy Statement. If, at the time of the Annual Meeting, any of the nominees named in the enclosed proxy should be unable or decline to serve as a director, the proxies are authorized to be voted for such substitute nominee or nominees as the Board recommends. The Board has no reason to believe that any nominee will be unable or decline to serve as a director.

     The following table sets forth for each nominee and each director whose term continues after the meeting, his or her age, the number of shares of SunTrust common stock beneficially owned by such person on

December 31, 2001, a brief description of his or her principal occupation and business experience during the last 5 years, certain other directorships held and how long he or she has been a director of SunTrust.

                                                                                SHARES OF
                                                                 DIRECTOR       SUNTRUST
NAME, PRINCIPAL OCCUPATION, CERTAIN OTHER DIRECTORSHIPS AND AGE    SINCE     COMMON STOCK(1)
---------------------------------------------------------------  ---------   ---------------
NOMINEES FOR TERM EXPIRING IN 2005
 ------------------------------------------------------------

A. W. DAHLBERG is Chairman of the Board of Mirant Corporation,        1996         11,674(2)
  a global energy company. Mr. Dahlberg retired as Chairman of the Board and Chief Executive Officer of The Southern
  Company, an investor-owned electric utility group, in 2001.
  He serves as a director of Equifax Inc. and Protective Life
  Corporation. Mr. Dahlberg is 61.

PATRICIA C. FRIST is a partner in Frist Capital Partners, which       2000          4,500(3)
  invests in equities, real estate and venture capital. Mrs.
  Frist is also President of Frisco, Inc., an investment
  corporation, as well as President of the Patricia C. Frist and Thomas F. Frist, Jr. Foundation. Mrs. Frist is 62.

L. PHILLIP HUMANN is Chairman of the Board, President and Chief       1991        449,511(4)
  Executive Officer of SunTrust. He is a director of Coca-Cola
  Enterprises Inc., Equifax Inc. and Haverty Furniture
  Companies, Inc. Mr. Humann is 56.

M. DOUGLAS IVESTER retired as Chairman of the Board and Chief         1998         37,793(5)
  Executive Officer of The Coca-Cola Company on February 17,
  2000. He served as President and Chief Operating Officer of
  The Coca-Cola Company from July 1994 until elected Chairman of the Board and Chief Executive Officer in October 1997. He
  is a director of Georgia-Pacific Corporation. Mr. Ivester is
  54.

KAREN HASTIE WILLIAMS is a partner in the Washington, D.C. law    (Nominee)           700(6)
  firm of Crowell & Moring LLP. She is a director of Chubb
  Corporation, Continental Airlines, Inc., Gannett Company,
  Inc. and WGL Holdings, Inc. Ms. Williams is 57.

DIRECTORS WHOSE TERMS EXPIRE IN 2004
 ------------------------------------------------------------

SUMMERFIELD K. JOHNSTON, JR. is Chairman of the Board of              1997        212,862(7)
  Coca-Cola Enterprises Inc., a producer and distributor of
  products of The Coca-Cola Company and other liquid
  non-alcoholic refreshment products. He served as Chief
  Executive Officer of Coca-Cola Enterprises Inc. until 1998, and reassumed this position from January 2000 until April
  2001. Mr. Johnston is 69.

LARRY L. PRINCE is Chairman of the Board and Chief Executive          1996        516,197(8)
  Officer of Genuine Parts Company, a service organization
  engaged in the distribution of automotive replacement parts, industrial replacement parts and office products. Mr. Prince is also a director of Crawford & Co., Equifax Inc. and John
  H. Harland Co. Mr. Prince is 63.

R. RANDALL ROLLINS is Chairman of the Board and Chief Executive       1995         65,986(9)
  Officer of Rollins, Inc., a consumer services company. He is also Chairman of the Board and Chief Executive Officer of
  RPC, Inc., an oil and gas field services and boat
  manufacturing company, and a director of Dover Downs
  Entertainment, Inc. Mr. Rollins is 70.

FRANK S. ROYAL, M.D. is President and a member of Frank S.            1998          9,735(10)
  Royal, M.D., P.C. (family medicine). Dr. Royal is a director of Chesapeake Corporation, Columbia/HCA Healthcare
  Corporation, CSX Corporation and Dominion Resources, Inc. Dr.
  Royal is 62.

                                                                                SHARES OF
                                                                 DIRECTOR       SUNTRUST
NAME, PRINCIPAL OCCUPATION, CERTAIN OTHER DIRECTORSHIPS AND AGE    SINCE     COMMON STOCK(1)
---------------------------------------------------------------  ---------   ---------------
JAMES B. WILLIAMS is Chairman of the Executive Committee of the       1984      2,301,655(11)
  Board of Directors of SunTrust. Prior to March 1998, he was
  Chairman of the Board of Directors and Chief Executive
  Officer of SunTrust. He is also a director of The Coca-Cola
  Company, Genuine Parts Company, Georgia-Pacific Corporation,
  Rollins, Inc., RPC, Inc. and Marine Products Corporation. Mr.
  Williams is 68.

DIRECTORS WHOSE TERMS EXPIRE IN 2003
 ------------------------------------------------------------

J. HYATT BROWN is Chairman of the Board, President and Chief          1984         54,000(12)
  Executive Officer of Brown & Brown, Inc., an insurance
  agency. He is also a director of BellSouth Corporation, FPL
  Group, Inc., International Speedway Corporation, SCPIE
  Holdings Inc. and Rock-Tenn Company. Mr. Brown is 64.

ALSTON D. CORRELL is Chairman of the Board and Chief Executive        1997         23,224(13)
  Officer of Georgia-Pacific Corporation, a manufacturer and distributor of pulp, paper and building products. He is also a director of Mirant Corporation and Norfolk Southern Corp.
  Mr. Correll is 60.

DOUGLAS N. DAFT is the Chairman of the Board and Chief                2000          8,469(14)
  Executive Officer of The Coca-Cola Company. Mr. Daft served as President and Chief Operating Officer of The Coca-Cola
  Company from December 1999 until elected to his current
  positions on February 17, 2000. He previously served as
  Senior Vice President of The Coca-Cola Company from 1991
  until December 1999, and as President of the Middle and Far
  East Group from January 1995 until October 1999 when he was given expanded responsibilities for the Middle and Far East
  Group, the Africa Group, the Schweppes Beverages Division and
  the Japan Division. Mr. Daft is 58.

DAVID H. HUGHES is Chairman of the Board and Chief Executive          1984         52,240(15)
  Officer of Hughes Supply, Inc., a distributor of construction materials. He is also a director of Brown & Brown, Inc. and
  Darden Restaurants, Inc. Mr. Hughes is 58.

G. GILMER MINOR, III is Chairman of the Board and Chief               1998         13,365(16)
  Executive Officer of Owens & Minor, Inc., a national
  distributor of hospital and medical supplies. Mr. Minor was named Chairman of Owens & Minor, Inc. in May 1994 and also serves as a director. Mr. Minor is 61.

---------------

 (1) SunTrust common stock beneficially owned as of December 31, 2001. As of such date, no nominee or director was a beneficial owner of more than 1% of the outstanding shares of SunTrust common stock. Except as otherwise indicated, each director possessed sole voting and investment power with respect to all shares set forth opposite his or her name.
 (2) Includes 4,000 shares that are the subject of exercisable stock options. Includes 4,674 shares of common stock equivalents credited to Mr. Dahlberg's stock account under SunTrust's Directors Deferred Compensation Plan.
 (3) Includes 4,000 shares that are the subject of exercisable stock options.
 (4) Includes 26,351 shares held for the benefit of Mr. Humann under SunTrust's 401(k) Plan. Mr. Humann shares investment power with respect to 152,654 shares. Includes 7,799 shares of common stock equivalents credited to Mr. Humann's stock account under SunTrust's 401(k) Excess Plan. Includes 140,000 shares of common stock equivalents granted in exchange for restricted stock.
 (5) Includes 4,000 shares that are the subject of exercisable stock options. Includes 3,793 shares of common stock equivalents credited to Mr. Ivester's stock account under SunTrust's Directors Deferred Compensation Plan.
 (6) Reflects beneficial ownership as of February 13, 2002.

 (7) Includes 4,000 shares that are the subject of exercisable stock options. Mr. Johnston shares voting and investment power with respect to 48,000 shares. Mr. Johnston disclaims beneficial ownership of 3,036 shares. Includes 4,082 shares of common stock equivalents credited to Mr. Johnston's stock account under SunTrust's Directors Deferred Compensation Plan.
 (8) Includes 4,000 shares that are the subject of exercisable stock options. Includes 504,000 shares held by two foundations of which Mr. Prince is a trustee. Includes 6,197 shares of common stock equivalents credited to Mr. Prince's stock account under SunTrust's Directors Deferred Compensation Plan.
 (9) Includes 4,000 shares that are the subject of exercisable stock options. Mr. Rollins shares voting and investment power with respect to 20,168 shares.
(10) Includes 4,000 shares that are the subject of exercisable stock options. Includes 1,757 shares of common stock equivalents credited to Dr. Royal's account under Crestar Financial Corporation's Directors' Equity Program.
(11) Includes 204,000 shares that are the subject of exercisable stock options. Also includes 1,110,346 shares held by 3 foundations of which Mr. Williams is one of a number of trustees; Mr. Williams disclaims beneficial ownership of all such shares. Mr. Williams shares investment power with respect to 192,328 shares. Includes 9,253 shares of common stock equivalents credited to Mr. Williams' stock account under SunTrust's 401(k) Excess Plan.
(12) Includes 4,000 shares that are the subject of exercisable stock options.
(13) Includes 4,000 shares that are the subject of exercisable stock options. Includes 4,741 shares of common stock equivalents credited to Mr. Correll's stock account under SunTrust's Directors Deferred Compensation Plan.
(14) Includes 4,000 shares that are the subject of exercisable stock options. Includes 1,469 shares of common stock equivalents credited to Mr. Daft's stock account under SunTrust's Directors Deferred Compensation Plan.
(15) Includes 4,000 shares that are the subject of exercisable stock options.
(16) Includes 4,000 shares that are the subject of exercisable stock options. Includes 1,509 shares of common stock equivalents credited to Mr. Minor's account under Crestar Financial Corporation's Directors' Equity Program.

BOARD COMMITTEES

     The Board has 3 committees: (1) Executive Committee; (2) Audit Committee; and (3) Compensation Committee. The membership during 2001, the functions of each committee and the number of meetings held are described below.

                                                                                NUMBER OF MEETINGS/
                                                                                  CONSENT ACTIONS
NAME OF COMMITTEE AND MEMBERS               FUNCTIONS OF COMMITTEE                    IN 2001

EXECUTIVE:                       - May exercise authority of full Board                  4
                                   except that it may not:
James B. Williams, Chairman        - approve or propose to shareholders any
J. Hyatt Brown                       action that must lawfully be approved by
Douglas N. Daft                      shareholders;
L. Phillip Humann                  - fill vacancies on the Board or any
M. Douglas Ivester                   committee;
Summerfield K. Johnston, Jr.       - amend the Articles of Incorporation;
                                   - adopt, amend or repeal the Bylaws; or
                                   - approve a dissolution or merger of
                                     SunTrust or the sale of all or
                                     substantially all the assets of SunTrust.
                                 - Serves as Nominating Committee and makes
                                   recommendations to the Board regarding the
                                   size and composition of the Board, reviews
                                   qualifications of candidates to the Board
                                   and recommends nominees to the Board.

AUDIT:                           - Responsible for:                                      4
                                   - recommending the independent auditors;
David H. Hughes, Chairman          - reviewing the annual plans of the
Patricia C. Frist                    independent auditors;
Larry L. Prince                    - approving the annual financial statements;
R. Randall Rollins                 - reviewing regulatory reports; and
Frank S. Royal, M.D.               - reviewing the annual plan for the internal
                                     audit department, as well as a summary
                                     report of such department's findings and
                                     recommendations.
                                 - Operates under a written charter approved
                                   by the Board, which was attached as an
                                   exhibit to the 2000 Proxy Statement.
                                 - Has only members that are independent
                                   under the rules of the New York Stock
                                   Exchange, where SunTrust's common stock is
                                   listed.

COMPENSATION:                    - Responsible for approving the compensation            5
                                   arrangements for senior management.
Joseph L. Lanier, Jr., Chairman  - Responsible for oversight and
Alston D. Correll                  administration of certain executive and
A. W. Dahlberg                     employee compensation and benefit plans,
G. Gilmer Minor, III               including the Stock Incentive Plans,
                                   Management Incentive Plan, Performance
                                   Unit Plan, 401(k) Excess Plan, Performance
                                   Bonus Plan, Supplemental Executive
                                   Retirement Plan, ERISA Excess Retirement
                                   Plan and Change in Control Agreements.

ATTENDANCE AND COMPENSATION

     Attendance. Regular meetings of the Board are held quarterly. During 2001, the Board held 6 meetings. All SunTrust directors attended at least 75% of the Board meetings and meetings of committees on which they served.

     Compensation. Each director who is not also an employee of SunTrust or its subsidiaries received an annual retainer of $45,000 in 2001 and was paid a fee of $1,500 for each Board or committee meeting attended. Directors also received a grant of 2,000 non-qualified stock options which vested immediately and have a 10 year term. Directors serving as directors of SunTrust's subsidiaries only receive meeting attendance fees for service on those Boards. Directors may defer fees payable to them under SunTrust's Directors Deferred Compensation Plan. The return on such deferred amount is determined, at the election of the director, as if such funds had been invested in SunTrust common stock or at a floating interest rate equal to the prime interest rate in effect at SunTrust Bank computed on a quarterly basis.

     Mr. Williams, SunTrust's former Chairman of the Board and Chief Executive Officer who retired on March 21, 1998, is serving as a non-employee director of SunTrust and Chairman of the Executive Committee. Mr. Williams has been provided with an office, office equipment and supplies, general secretarial support, a company car and parking space, reimbursement of country club fees and assessments, and use of SunTrust's airplane for travel to and from Board and committee meetings and when representing SunTrust at national, corporate, community and civic events. Tax and estate planning services and security system monitoring for his homes are also provided. Any tax liability as a result of this support, except for directors' fees, will be fully grossed-up by SunTrust.

     Additional Information Regarding Former Crestar Financial Corporation Directors. Mr. Minor and Dr. Royal, both former Crestar directors, also participate in a Crestar directors' program providing deferred benefits based on 1996 director awards plus their prior elective deferrals of Crestar retainers. These benefits are calculated in common stock equivalents and paid, after their directorship ends, in whole shares of SunTrust common stock, with cash for any fractional share.

                             EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

     Executive officers are elected annually by the Board following the Annual Meeting of Shareholders to serve until the meeting of the Board following the next Annual Meeting. The following table sets forth the name of each executive officer and the principal positions and offices he holds with SunTrust. Unless otherwise indicated, each of these officers has served as an executive officer of SunTrust or a principal subsidiary for at least 5 years.

NAME                                               INFORMATION ABOUT EXECUTIVE OFFICERS
----                                               ------------------------------------
L. Phillip Humann....................  Chairman of the Board, President and Chief Executive Officer
                                       of SunTrust.
John W. Clay, Jr.....................  A Vice Chairman of SunTrust since August 2000 with management oversight of banking functions, including
                                         corporate and investment banking. From 1997 until August
                                         2000 he was an Executive Vice President of SunTrust. Prior
                                         to 1997, he was Chief Executive Officer of SunTrust's
                                         Tennessee banking operations. Mr. Clay is 60.
Theodore J. Hoepner..................  A Vice Chairman of SunTrust since August 2000 with responsibility for SunTrust's technology and operations
                                         functions, asset quality, efficiency and quality
                                         initiatives, human resources and legal and regulatory
                                         affairs. From 1997 until August 2000 he was an Executive
                                         Vice President of SunTrust, with responsibility for
                                         SunTrust's Florida banking operations, SunTrust Service
                                         Corporation, Human Resources and efficiency and quality
                                         initiatives. Mr. Hoepner is 60.

NAME                                               INFORMATION ABOUT EXECUTIVE OFFICERS
----                                               ------------------------------------
John W. Spiegel......................  A Vice Chairman of SunTrust since August 2000 with responsibility for SunTrust's finance-related functions. Mr.
                                         Spiegel is also Chief Financial Officer, a position he has held for more than 5 years. Prior to August 2000 he was an
                                         Executive Vice President of SunTrust. Mr. Spiegel is 60.
James M. Wells III...................  A Vice Chairman of SunTrust since August 2000 with responsibility for oversight of SunTrust's commercial,
                                         retail, mortgage and private client services lines of
                                         business. He also has senior executive responsibility for
                                         SunTrust's marketing and corporate strategy units, as well as product management. From January 2000 to August 2000
                                         Mr. Wells served as President and Chief Executive Officer
                                         of SunTrust's Mid-Atlantic region. From 1997 to January
                                         2000 he served as President and Chief Operating Officer of
                                         Crestar Financial Corporation and Crestar Bank. Mr. Wells
                                         is 55.

                         COMPENSATION COMMITTEE REPORT

INTRODUCTION

     Decisions regarding the compensation of SunTrust's executives are made by the Compensation Committee of the Board, which we refer to in this report as the Committee. Each member of the Committee is a non-employee director. The Committee believes the actions of each executive officer have the potential to impact the short-term and long-term profitability of SunTrust. Consequently, the Committee places considerable importance on its oversight of the design and administration of an executive compensation program.

OBJECTIVES OF EXECUTIVE COMPENSATION

     The objectives of SunTrust's executive compensation programs are to: (1) increase shareholder value, (2) improve SunTrust's overall performance, (3) increase the success of the business unit directly impacted by the executive's leadership and performance, and (4) enhance the individual executive's performance.

COMPENSATION PHILOSOPHY

     The general philosophy underlying SunTrust's executive compensation programs is designed to:

     - Aid SunTrust in attracting, retaining and motivating high-performing executives.

     - Provide competitive levels of compensation commensurate with the achievement of SunTrust's annual and long-term performance goals.

     - Reward superior corporate and individual performance.

     Executive compensation programs are reviewed and evaluated relative to those of SunTrust's peer group. However, SunTrust places greater emphasis on programs that provide incentive compensation rewards that are closely linked to SunTrust's performance. The peer group includes superregional banks such as Bank of America Corporation, Bank One Corp., Wachovia Corporation, FleetBoston Financial Corp., KeyCorp, Mellon Financial Corp., Northern Trust Corp., PNC Financial Services Group, Inc. and Wells Fargo & Company. For senior executives, base salaries are targeted toward the conservative end of the competitive range compared to the peer group. Variable compensation opportunity, closely aligned with strategic business objectives and linked to corporate performance, represents a significant part of the total compensation package. Thus, depending on SunTrust's performance in any particular year, an executive officer may receive compensation above or below the levels of pay for similarly situated executives within the peer group.

COMPONENTS OF EXECUTIVE COMPENSATION

     The three primary components of executive compensation are:

     - Base Salary

     - Cash Incentive Plans

     - Stock Incentive Plans

BASE SALARY

     Base salary is designed to provide reasonable levels of compensation to executives while helping SunTrust manage fixed labor expense. Therefore, the Committee believes that executive officer base salaries should be at the conservative end of a market-competitive range. Salaries for top executives are reviewed annually and are based on:

     - Job scope and responsibilities.

     - Corporate, business unit, and individual performance (performance measures may include but are not limited to net income, earnings per share, return on assets, return on equity, growth, achievement of specific goals, etc.).

     - Competitive salaries for similar positions.

     - Length of service.

     - Subjective factors.

CASH INCENTIVE PLANS

     SunTrust maintains two cash incentive plans:

     - The Management Incentive Plan, which focuses on annual performance goal attainment.

     - The Performance Unit Plan, which focuses on performance over a 3 year period.

     These variable compensation plans are designed so that: (1) the executive receives a bonus only if SunTrust achieves specified performance objectives, and
(2) a significant portion of the executive's total compensation is at risk. Beginning in 2001 MIP incentive award opportunity levels were increased for certain executive officers, including named executive officers. PUP awards were reduced proportionately at an earlier time to help achieve a more favorable balance between short term and long term cash incentive awards.

  Management Incentive Plan

     The Management Incentive Plan, which we refer to as MIP, is a 1 year plan designed to support SunTrust's strategic business objectives, promote the attainment of profit plans and revenue goals, reward achievement of business unit and individual performance objectives and encourage teamwork. Financial and non-financial performance measures are established for each participant, except for the named executive officers, and assigned a weighting factor. MIP awards for the named executive officers are based exclusively on a quantifiable net income performance measure. For each performance measure target, threshold and maximum performance benchmarks are developed. These performance measures and performance benchmarks are set for a 1 year period and are aimed at increasing short-term performance results. Each participant is assigned a target incentive award opportunity expressed as a percentage of the participant's base wages. Achievement of target performance benchmarks for each performance measure produces a target incentive award payment. Performance results between the threshold performance benchmarks and target performance benchmarks produce an award less than the target award opportunity percentage. Performance results above the target performance benchmarks produce an award greater than the target award opportunity percentage. Maximum performance benchmarks are set at a level reflective of very ambitious earnings goals which can only be attained when business results are exceptional, thus justifying the higher award payments.

The net earnings performance benchmarks were adjusted in 2001 to exclude expenses related to SunTrust's proposal to acquire Wachovia Corporation, merger expenses relating to AMA Holdings, Inc. and total restructuring and one-time charges associated with the acquisition of the institutional business of The Robinson-Humphrey Company.

     Participation in MIP is limited to a group of key employees who have a material impact on SunTrust's performance. The participants are selected by the Committee and include the executive officers named in this Proxy Statement and approximately 625 other key employees at different levels of participation. Awards earned under MIP are contingent upon employment with SunTrust through the end of the year, except for payments made in the event of death, retirement, disability, or in the event of a change in control. These payouts are set forth in the Summary Compensation Table under the heading "Bonus."

  Performance Unit Plan

     The purpose of the Performance Unit Plan, which we refer to as PUP, is to promote the long-term interests of SunTrust and its shareholders and to motivate, retain and reward those executives who contribute significantly to SunTrust's financial performance. Participation in this plan is limited to a select group of executive management who have significant impact upon the long-term growth and profitability of SunTrust. Approximately 200 executives were designated by the Committee for participation in the plan. Each participant is awarded a number of performance units, based upon the level of position held within SunTrust and individual performance, with an initial value of $30.00 per unit. The final value of a unit is determined at the conclusion of the 3 year performance cycle. Two performance measurements are set for each 3 year performance cycle which correspond to a minimum, target, and maximum unit value. These performance measurements are: (1) a 3 year cumulative consolidated net income goal, and (2) a 3 year cumulative earnings per share goal. At the end of each performance cycle, the payout value is determined by actual net income and earnings per share for the 3 year period. The measurement which yields the highest unit value is the one that is used. This method was employed due to SunTrust's share purchase program and the desire not to penalize executives for this strategy. Straight line interpolation is used to calculate payout values between minimum, target, and maximum levels. In 2001, the targets were adjusted to exclude expenses related to SunTrust's proposal to acquire Wachovia Corporation, merger expenses relating to AMA Holdings, Inc., and total restructuring and one-time charges associated with the acquisition of the institutional business of The Robinson-Humphrey Company. These payouts are set forth in the Summary Compensation Table under the heading "LTIP Payouts."

STOCK INCENTIVE PLANS

     One of the Committee's priorities is to encourage executives to be significant shareholders to better ensure that the interests of executives are closely aligned with the interests of shareholders. In keeping with this objective the Committee approved an increase in the number of shares made available for 2001 stock option grants and more liberalized stock option grant guidelines for use in formulating individual grant recommendations. SunTrust's executive officers have a significant equity stake in SunTrust, as reflected in the beneficial ownership information contained in this Proxy Statement.

  2000 Stock Plan

     The 2000 Stock Plan was adopted by the Board in February 2000, and approved by the shareholders at the 2000 Annual Meeting. The 2000 Stock Plan provides for grants of options to purchase SunTrust common stock, awards of restricted shares of SunTrust common stock (which may be subject to both grant and forfeiture conditions), and grants of stock appreciation rights, which we refer to as SARs. There are 14,000,000 shares of SunTrust common stock reserved for use under the 2000 Stock Plan, of which 4,000,000 may, but need not be, granted as restricted stock. The 2000 Stock Plan is administered by the Committee, which has the authority to grant options, SARs and restricted stock. The Committee has also delegated to the Chief Executive Officer the authority to grant options. The 2000 Stock Plan has been used by the Committee to make stock-based incentives important factors in attracting, retaining, and rewarding employees and to closely align employee interests with those of SunTrust's shareholders. Competitive grants of non-qualified stock options and incentive stock options were made to key employees in 2001. The grants to the 5 named executive officers are presented in the Option Grants During 2001 table.

  1995 Stock Plan

     The 1995 Executive Stock Plan, which we refer to as the 1995 Stock Plan, was designed to use stock-based incentives to focus executives and other eligible participants on SunTrust's long-term performance and to attract and retain qualified employees. No further grants will be made under the 1995 Stock Plan.

  401(k) Plan Matching Contributions

     SunTrust matches a percentage of eligible employee contributions to its qualified 401(k) Plan. The matching contributions are made in SunTrust common stock.

  401(k) Excess Plan

     SunTrust also maintains an unfunded non-qualified 401(k) Excess Plan to provide benefits for certain participants that would have otherwise been provided under the 401(k) Plan except for the imposition of certain statutory limits on qualified plan benefits. Under the 401(k) Excess Plan, SunTrust credits each participant's account with the participant's deferrals plus applicable matching contributions. Participants generally have investment choices with returns that mirror most of the investment options allowed under the 401(k) Plan. Participants may not, however, direct any portion of their account to an investment vehicle that is tied to the value of SunTrust common stock. Participants' interests in the 401(k) Excess Plan are accounted for in phantom units. SunTrust's matching contributions are accounted for in SunTrust common stock equivalents. The amounts of SunTrust's matching contributions under the 401(k) Plan and credited to the 401(k) Excess Plan on behalf of the 5 named executive officers are included in the amounts shown in the Summary Compensation Table under the heading "All Other Compensation."

SECTION 162(M)

     Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid for any year to a corporation's chief executive officer and the 4 other highest paid executive officers at the end of such year, which executives we refer to as covered employees, will not be deductible for federal income tax purposes unless certain conditions are met. One such condition is that the compensation qualify as "performance-based compensation." In addition to other requirements for qualification as performance-based compensation, shareholders must be advised of and must approve the material terms of the performance goals under which compensation is to be paid, and under certain conditions, must reapprove the material terms of the performance goals every 5 years. SunTrust intends that awards to covered employees under the 2000 Stock Plan, MIP and PUP qualify as performance-based compensation within the meaning of Section 162(m). On February 8, 2000, the Board of Directors approved the 2000 Stock Plan and certain amendments to MIP and PUP which were designed to ensure that, to the extent possible, awards payable under the 2000 Stock Plan, MIP and PUP would be fully deductible by SunTrust for purposes of Section 162(m). At the 2000 Annual Meeting, SunTrust's shareholders approved the material terms of the performance goals under which compensation is paid under the 2000 Stock Plan, MIP and PUP.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The executive compensation policy described above is applied in setting Mr. Humann's compensation. Mr. Humann participates in the same executive compensation plans available to other executive officers. His 2001 cash compensation was $2,217,874. Sixty three percent of this amount was earned in performance-driven incentives. Mr. Humann had a base salary of $815,000. In keeping with the Committee's desire for the Chief Executive Officer to maintain a long-term focus for SunTrust, much of Mr. Humann's variable compensation is provided through PUP. Mr. Humann earned a PUP award of $551,280 for the 1999-01 PUP cycle. This represented a payout of $45.94 per unit and is the result of SunTrust exceeding the cumulative earnings per share target that the Committee set prior to the start of the 1999-01 cycle. In addition, Mr. Humann was granted a non-qualified stock option for 150,000 shares of SunTrust common stock.

SUMMARY

     The Committee believes this mix of conservative market-based salaries, potentially significant variable cash incentives for both long-term and short-term performance and the potential for equity ownership in SunTrust represents a balance that will motivate the management team to continue to produce strong returns. The Committee further believes this program strikes an appropriate balance between the interests and needs of SunTrust in operating its business and appropriate rewards based on shareholder value creation.

     Submitted by the Compensation Committee of SunTrust's Board of Directors.

        Joseph L. Lanier, Jr., Chairman
        Alston D. Correll
        A. W. Dahlberg
        G. Gilmer Minor, III

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ending December 31, 1999, 2000 and 2001, the cash compensation paid by SunTrust and its subsidiaries, as well as certain other compensation paid, accrued or granted for those years, to each of SunTrust's 5 most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                          COMPENSATION(1)
                                                                       ---------------------
                                          ANNUAL COMPENSATION            AWARDS     PAYOUTS
                                   ---------------------------------   ----------   --------
                                                              OTHER    SECURITIES
                                                             ANNUAL      UNDER-                ALL OTHER
NAME AND PRINCIPAL                                           COMPEN-     LYING        LTIP      COMPEN-
POSITION                    YEAR    SALARY       BONUS       SATION     OPTIONS     PAYOUTS    SATION(2)
------------------          ----   --------     --------     -------   ----------   --------   ---------
L. Phillip Humann.........  2001   $815,000     $851,594     $19,258    150,000     $551,280    $33,395
  Chairman of the Board,    2000    808,750           --       8,775    150,000      300,000     30,506
  President and Chief       1999    700,000      525,510      14,240     75,000      600,000     30,195
  Executive Officer

James M. Wells III........  2001    600,000(3)   501,540(3)   61,897     75,000      229,700     62,840
  Vice Chairman             2000    570,833(3)   315,000(3)    5,676     90,000           --     55,390
                            1999    505,759(3)   300,000(3)       --     15,000           --     41,897

John W. Spiegel...........  2001    485,000      405,412       1,301     50,000      321,580     21,608
  Vice Chairman             2000    478,750           --       2,814     50,000      180,000     17,955
  and Chief Financial
     Officer                1999    455,000      273,265       5,853     15,000      360,000     21,709

Theodore J. Hoepner.......  2001    450,000      376,155      23,235    100,000      275,640     19,877
  Vice Chairman             2000    409,487           --      14,968     50,000      138,000     15,834
                            1999    365,000      182,659          --     15,000      276,000     17,316

John W. Clay, Jr..........  2001    450,000      376,155       1,301    100,000      275,640     19,781
  Vice Chairman             2000    408,750           --       2,398     50,000      138,000     15,113
                            1999    360,000      180,157       9,057     15,000      276,000     16,606

---------------

(1) Performance-based restricted stock, which we refer to as performance stock, is held by certain of the executive officers listed above, under the 1986 Stock Plan and the 1995 Stock Plan. Three events must occur with respect to the performance stock before the executive takes full title to the performance stock. Shares generally are granted, awarded, become vested and finally are distributed. After performance stock is granted by the Compensation Committee, 20% increments are awarded if and when there are comparable 20% increases in the average price of SunTrust's common stock from the initial price at the time of grant. Most of the awarded shares vest and are distributed on the earliest of the following dates: (i) 15 years after the date shares are awarded to participants; (ii) at attaining age 64;
    (iii) in the event of the death or disability of a participant; or (iv) in the event of a change in control of SunTrust as defined in the 1986 Stock Plan or the 1995 Stock Plan. Eighty percent of the performance based restricted stock granted in 1996 has been awarded, and the time period for awarding the remaining shares granted has expired. Approximately 40% of the granted shares became fully vested as of February 10, 2000 and are no longer subject to service and forfeiture conditions. The individuals set forth in the table above were awarded, subject to the terms and conditions of the 1986 Stock Plan or the 1995 Stock Plan, the number of shares of restricted stock, including performance stock, with a value as of December 31, 2001, as follows: Messrs. Humann 320,000 shares, $20,064,000; Clay 78,000 shares, $4,890,600; Hoepner 142,000 shares, $8,903,400; and Spiegel 194,000 shares,
    $12,163,800. As described above, all such shares have been awarded and about 40% of the shares held by most of the individuals named in this footnote have vested. Dividends were paid in 2001 on shares of awarded restricted stock as follows: Messrs. Humann $512,000; Clay $124,800; Hoepner $227,200; and Spiegel $310,400.

(2) Amounts contributed by SunTrust to the 401(k) Plan and credited under the 401(k) Excess Plan. Also includes SunTrust premiums paid on term life insurance. For Mr. Wells, includes the actuarial equivalent of benefits from SunTrust premiums on a split-dollar life insurance policy and above market interest earned on deferred compensation.
(3) In accordance with his employment agreement with SunTrust entered into in connection with the acquisition of Crestar.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options to SunTrust's named executive officers as of the end of the last fiscal year. SunTrust did not award any stock appreciation rights during the last fiscal year.

                           OPTION GRANTS DURING 2001

                                                                   INDIVIDUAL GRANTS
                                            ---------------------------------------------------------------
                                            NUMBER OF     % OF TOTAL
                                            SECURITIES     OPTIONS
                                            UNDERLYING    GRANTED TO    EXERCISE                 GRANT DATE
                                             OPTIONS     EMPLOYEES IN   PRICE PER   EXPIRATION    PRESENT
NAME                                         GRANTED     FISCAL YEAR    SHARE(1)       DATE       VALUE(2)
----                                        ----------   ------------   ---------   ----------   ----------
L. Phillip Humann.........................   150,000         4.57%       $64.57      11/13/11    $1,200,000
James M. Wells III........................    75,000         2.28%        64.57      11/13/11       600,000
John W. Spiegel...........................    50,000         1.52%        64.57      11/13/11       400,000
Theodore J. Hoepner.......................   100,000         3.04%        64.57      11/13/11       800,000
John W. Clay, Jr..........................   100,000         3.04%        64.57      11/13/11       800,000

---------------

(1) Under the 1995 Stock Plan and the 2000 Stock Plan, the exercise price must not be less than 100% of the fair market value of SunTrust's common stock on the date the option is granted. Options may be exercised using cash, SunTrust common stock or a combination of both.
(2) These values were established using the Black-Scholes stock option valuation model. For all grants, the Black-Scholes value, an estimate based on assumptions about future stock price volatility and dividend yield, was 12.39% of the stock price on the date of grant. The estimated volatility of 10.05% and dividend yield of 2.48% were based on historical data from the prior 3 years. The estimated value also reflects a risk-free rate of return of 4.41% and a 10-year option term. Use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual changes in the market price of SunTrust common stock during the applicable period.

     The following table sets forth information with respect to the named executives concerning the exercise of options during 2001 and unexercised options held as of December 31, 2001.

                    AGGREGATED OPTION EXERCISES IN 2001 AND
                        DECEMBER 31, 2001 OPTION VALUES

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                     OPTIONS AT DECEMBER 31,        IN-THE-MONEY OPTIONS
                          SHARES                              2001                  AT DECEMBER 31, 2001
                         ACQUIRED       VALUE      ---------------------------   ---------------------------
NAME                    ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    -----------   ----------   -----------   -------------   -----------   -------------
L. Phillip Humann.....     3,300      $  105,072           0        384,900      $        0     $2,356,980
James M. Wells III....    41,709       1,995,886     294,354        165,000       6,224,669        893,125
John W. Spiegel.......        --              --      23,100        124,900         749,595        900,005
Theodore J. Hoepner...    16,500         597,960       6,600        174,900         214,170        900,005
John W. Clay, Jr......        --              --      19,100        174,900         619,795        900,005

LONG-TERM INCENTIVE PLAN

     The following table provides information concerning SunTrust's Performance Unit Plan, which we refer to as PUP. PUP provides for the award of performance units, each with a target grant value, to key employees of SunTrust and its subsidiaries by the Compensation Committee. The grant value and number of units awarded to a participant for each performance measurement cycle is determined by the Compensation Committee as of the grant date. The final value of the units granted under each award may range from zero to 200% of the grant value and is determined by the Compensation Committee at the end of each performance measurement cycle based on the achievement of either consolidated net income goals or earnings per share goals established by the Compensation Committee for that cycle. Payment of an award earned under PUP is contingent upon continuous employment with SunTrust until the end of the award cycle, except for payments made in the event of retirement, death, disability or a change in control.

                   LONG-TERM INCENTIVE PLAN -- AWARDS IN 2001

                                                       PERFORMANCE    ESTIMATED FUTURE PAYOUTS UNDER
                                                       PERIOD UNTIL     NON-STOCK PRICE-BASED PLANS
                                             NUMBER     MATURATION    -------------------------------
NAME                                        OF UNITS    OR PAYOUT     THRESHOLD    TARGET    MAXIMUM
----                                        --------   ------------   ---------   --------   --------
L. Phillip Humann.........................   12,000      3 years      $180,000    $360,000   $720,000
James M. Wells III........................    6,000      3 years        90,000     180,000    360,000
John W. Spiegel...........................    6,000      3 years        90,000     180,000    360,000
Theodore J. Hoepner.......................    6,000      3 years        90,000     180,000    360,000
John W. Clay, Jr..........................    6,000      3 years        90,000     180,000    360,000

PENSION PLANS

     The following table shows estimated combined retirement benefits payable to a covered participant at normal retirement age under SunTrust's Retirement Plan, ERISA Excess Retirement Plan and Supplemental Executive Retirement Plan, which we refer to as the SERP, as described below.

                               PENSION PLAN TABLE

                                                               YEARS OF SERVICE
                                               -------------------------------------------------
REMUNERATION                                       15           20           25       30 OR MORE
------------                                   ----------   ----------   ----------   ----------
$ 500,000....................................  $  300,000   $  300,000   $  300,000   $  300,000
 600,000.....................................     360,000      360,000      360,000      360,000
 700,000.....................................     420,000      420,000      420,000      420,000
 800,000.....................................     480,000      480,000      480,000      480,000
 900,000.....................................     540,000      540,000      540,000      540,000
1,000,000....................................     600,000      600,000      600,000      600,000
1,100,000....................................     660,000      660,000      660,000      660,000
1,200,000....................................     720,000      720,000      720,000      720,000
1,600,000....................................     960,000      960,000      960,000      960,000
1,800,000....................................   1,080,000    1,080,000    1,080,000    1,080,000
2,000,000....................................   1,200,000    1,200,000    1,200,000    1,200,000
2,200,000....................................   1,320,000    1,320,000    1,320,000    1,320,000
2,400,000....................................   1,440,000    1,440,000    1,440,000    1,440,000

     SunTrust's Retirement Plan is a noncontributory pension plan for the benefit of eligible employees of SunTrust and its subsidiaries. SunTrust has also established the ERISA Excess Retirement Plan to pay benefits to certain Retirement Plan participants that exceed the benefits payable to such Plan participants under the Retirement Plan as a result of federal tax restrictions. In addition, the SERP provides benefits to certain key employees of SunTrust and its subsidiaries as designated by the Compensation Committee. There are 2 tiers to the SERP. Both tiers provide benefits to certain key employees of SunTrust and its subsidiaries. All 5 named executive officers are eligible for the tier 1 benefit. The maximum annual benefit payable under the tier 1 SERP will equal 60% of the executive's covered compensation. For tier 1 SERP participants, covered compensation is defined as the average of the sum of the 3 full calendar years of base salary, Management Incentive Plan and Performance Unit Plan awards earned out of the 5 full calendar years immediately preceding the executive's retirement that will produce the highest average. The maximum annual benefit payable under the tier 2 SERP will equal 50% of the executive's covered compensation. For tier 2 SERP participants, covered compensation is defined as the average of the sum of the 3 full calendar years of base salary plus annual bonus earned out of the 5 full calendar years immediately preceding the executive's retirement that will produce the highest average. The SERP benefit is reduced by annual benefits payable at retirement under the Retirement Plan, the ERISA Excess Retirement Plan, Social Security benefits at age 65, and certain other nonqualified, unfunded retirement arrangements maintained by SunTrust. Upon retirement, the SERP benefit will be paid in the form of a lump sum that is actuarially equivalent to a life annuity if the participant is unmarried or that is actuarially equivalent to a 50% joint and survivor annuity if the participant is married. Certain SERP participants are grandfathered at the 100% joint and survivor level. Retirement benefits under the SERP vested for all tier 1 participants on February 10, 2000.

     The compensation earned in 2001 for the individuals named in the Summary Compensation Table included for the computation of benefits payable under the SERP and credited years of service are as follows: Messrs. Humann, $2,217,874, 32 years of service; Clay, $1,101,795, 34 years of service; Hoepner, $1,101,795, 33 years of service; Spiegel, $1,211,992, 36 years of service; and Wells, $1,331,240, 33 years of service.

     The SERP provides that in the event of a change in control of SunTrust (as defined in the SERP), for tier 1 participants who are involuntarily terminated or who terminate for good reason within 3 years after a change in control, benefits would be calculated using the highest compensation for any 12 consecutive month period during the 60 consecutive month period which ends immediately before the termination of employment. Furthermore, credited service will be increased by the lesser of 36 full months or the number of months between the normal retirement date and the date of termination. Termination for good reason means a termination made primarily because of a failure to elect or reelect a participant to a position held with SunTrust prior to the change in control or a substantial change or reduction in responsibilities or compensation. The SERP further provides that in the event of a termination as described above, participants in the SERP will continue to receive health, life and disability benefit coverage for up to 2 years after such termination.

     Mr. Wells' employment agreement with SunTrust, as more fully described below, provides that on termination of employment and at his election, he may choose to receive either the benefit calculated under SunTrust's SERP or the benefit calculated under Crestar's SERP. Under Crestar's SERP, Mr. Wells has completed the 20 years of service required for an annual benefit from the SERP and other qualified and nonqualified pension plans, beginning at age 60 and payable for his lifetime, equal to 50% of the average of his 3 highest years of compensation (calculated using base salary plus bonus). This annual benefit is projected to be approximately $465,522 beginning at age 60, based on Mr. Wells' eligible compensation through 2001.

EMPLOYMENT AGREEMENT AND CHANGE IN CONTROL AGREEMENTS

     Mr. Wells' Employment Agreement. In connection with the agreement to acquire Crestar entered into in July 1998, SunTrust and James M. Wells III entered into an employment agreement providing for the employment of Mr. Wells from December 31, 1998 until December 31, 2001. Under the terms of the agreement, Mr. Wells received a base salary of $505,759 in 1999, $570,833 in 2000, and $600,000 in 2001, plus he received an annual bonus of $300,000 for 1999, $315,000 for 2000, and $501,540 for 2001. Mr. Wells also received on
December 31, 1998 a grant of 30,000 shares of restricted SunTrust common stock and a 10 year option to acquire an aggregate of 90,000 shares of SunTrust common stock with an exercise price per share of $76.50 (subject to anti-dilution provisions). Mr. Wells was granted options to acquire 15,000 shares of SunTrust common stock in 1999, 90,000 shares of SunTrust common stock in 2000, and 75,000 shares of SunTrust common stock in 2001. Options to acquire 45,000 shares of SunTrust common stock vested on December 31, 2001. The remainder will vest on the third anniversary of the date of grant. When his employment with SunTrust ends, Mr. Wells is also entitled to elect a supplemental retirement benefit under either the SunTrust SERP or the Crestar SERP (as each such plan was in effect on July 20, 1998). In addition, if any payments received by Mr. Wells are subject to an excise tax under Section 4999 of the Internal Revenue Code, Mr. Wells will be entitled to receive an additional amount necessary to make him whole with respect to such excise tax.

     Change in Control Agreements. SunTrust has entered into change in control agreements with each of the executive officers named in the Summary Compensation Table, and certain other officers. During a period of up to 3 years following a change in control of SunTrust, if the executive officer's employment is terminated by SunTrust without cause, or by the executive officer for good reason within a certain period of time following a change in control, the executive officer will receive severance benefits. These benefits will include:
(i) a lump sum payment of up to 3 years (2 years for certain other officers) of the executive officer's base salary and bonus; (ii) a portion of the full bonus which would have been payable to the executive if such executive had remained employed through the end of such year; (iii) up to 3 years (2 years for certain other officers) of additional benefits under certain SunTrust benefit plans; and
(iv) a payment to reimburse the executive officer for any excise taxes on severance benefits that are considered excess parachute payments under the Internal Revenue Code of 1986, as amended. Each agreement requires the executive officer not to use or disclose any of SunTrust's confidential business information and, with respect to certain officers, not to compete with SunTrust. The change in control agreements confer no benefits upon termination of the officer's employment prior to a change in control.

                             AUDIT COMMITTEE REPORT

     The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2001 with management and the independent auditors for 2001, Arthur Andersen LLP. Management represented to the Audit Committee that SunTrust's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The discussions with Arthur Andersen LLP also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     Arthur Andersen LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This information was discussed with Arthur Andersen LLP.

     Based on the discussions with management and Arthur Andersen LLP, the Audit Committee's review of the representations of management and the report of Arthur Andersen LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in SunTrust's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission for the year ended December 31, 2001.

     Submitted by the Audit Committee of SunTrust's Board of Directors.

          David H. Hughes, Chairman
          Patricia C. Frist
          Larry L. Prince
          R. Randall Rollins
          Frank S. Royal, M.D.

                                   AUDIT FEES

GENERAL

     Arthur Andersen LLP billed SunTrust an aggregate of $1,505,000 for professional services rendered for the audit of SunTrust's annual financial statements for the year ended December 31, 2001 and for the review of the financial statements included in SunTrust's Forms 10-Q for 2001.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     No fees were earned by Arthur Andersen LLP for any information technology services (of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X) during 2001.

ALL OTHER FEES

     Arthur Andersen LLP billed SunTrust an aggregate of $4,197,143 for all services rendered by Arthur Andersen LLP to SunTrust during 2001 other than the audit and information technology services described above.

     The Audit Committee has considered whether the provision of the information technology services and other services covered in the two previous paragraphs are compatible with maintaining Arthur Andersen LLP's independence.

                         STOCK PRICE PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on SunTrust common stock against the cumulative total return of the S&P Composite-500 Stock Index and the S&P Major Regional Bank Composite Index for the 5 years commencing December 31, 1996 and ended December 31, 2001.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                AMONG SUNTRUST BANKS, INC., THE S & P 500 INDEX
                   AND THE S & P BANKS (MAJOR REGIONAL) INDEX

-------------------------------------------------------------------------------------
                             12/96     12/97     12/98     12/99     12/00     12/01
-------------------------------------------------------------------------------------
 SUNTRUST BANKS, INC.       100.00    147.22    160.09    147.00    138.41    141.20
 S & P 500                  100.00    133.36    171.47    207.56    188.66    166.24
 S & P BANKS (MAJOR
  REGIONAL)                 100.00    150.37    166.13    142.55    182.51    170.14

* Assumes that the value of the investment in SunTrust common stock and each index was $100 on December 31, 1996 and that all dividends were reinvested.

                       STOCK OWNERSHIP OF CERTAIN PERSONS

     The following sets forth certain information concerning persons known to us who may be considered a beneficial owner of more than 5% of the outstanding shares of our common stock as of January 1, 2002.

                                                              SHARES BENEFICIALLY     PERCENT
NAME AND ADDRESS                                                     OWNED            OF CLASS
----------------                                              -------------------     --------
SunTrust Bank...............................................      37,386,162(1)(2)     12.95%
  303 Peachtree St., N.E.
  Atlanta, Georgia 30308

---------------

(1) The shares shown were held by SunTrust Bank, a subsidiary of SunTrust, in various fiduciary or agency capacities. SunTrust Bank had sole voting power with respect to 19,906,256 of such shares and it shared voting power with respect to 1,154,903 of such shares, not including shares referred to in Note 2 below. SunTrust Bank had sole investment power with respect to 12,824,662 of the total shares set forth above and it shared investment power with respect to 7,093,390 of such shares, not including the shares referred to in Note 2 below. SunTrust and SunTrust Bank disclaim any beneficial interest in any of such shares.
(2) Includes 15,329,333 shares held by SunTrust Bank as Trustee under SunTrust's 401(k) Plan. Shares of SunTrust common stock allocated to a participant's account are voted by the Trustee in accordance with instructions from such participant. Shares for which there are no instructions from participants are not voted.

     The following table sets forth the number of shares of SunTrust common stock beneficially owned on December 31, 2001 by certain executive officers of SunTrust and by all directors and executive officers of SunTrust as a group (32 persons) and the percentage of SunTrust's outstanding shares owned by such group.

BENEFICIAL OWNER                                         SHARES BENEFICIALLY OWNED(1)   PERCENT OF CLASS(2)
----------------                                         ----------------------------   -------------------
John W. Clay, Jr.......................................             160,655
Theodore J. Hoepner....................................             249,464
John W. Spiegel........................................             323,985
James M. Wells III.....................................             441,215
All Directors and Executive Officers as a Group........           4,954,623                     1.7%

---------------

(1) Includes the following shares subject to exercisable stock options: Mr. Clay, 19,100 shares; Mr. Hoepner, 6,600 shares; Mr. Spiegel, 23,100 shares; Mr. Wells, 324,354 shares; all other executive officers and directors, 435,933 shares. Also includes the following common stock equivalents granted in exchange for restricted stock: Mr. Clay, 40,000 shares; Mr. Hoepner, 72,000 shares; Mr. Spiegel, 84,000 shares; all other executive officers, 360,000 shares. Also includes the following common stock equivalents credited under SunTrust's 401(k) Excess Plan: Mr. Clay, 5,346; Mr. Hoepner, 10,947; Mr. Spiegel, 6,348; Mr. Wells, 809; all other executive officers and directors, 26,545 shares.
(2) Outstanding shares represent the 288,601,607 shares of SunTrust common stock outstanding on December 31, 2001, increased by the 809,087 shares subject to employee stock options, the 556,000 common stock equivalents granted in exchange for restricted stock, and the 49,995 common stock equivalents credited under SunTrust's 401(k) Excess Plan, all referred to in Note 1. No executive officer owns 1% or more of the outstanding shares of SunTrust common stock.

                OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Lanier, Correll, Dahlberg and Minor, all of whom are independent, outside directors of SunTrust, served as members of the Compensation Committee during all or part of 2001. Mr. Theodore J. Hoepner is a member of the Compensation Committee of the Board of Directors of Brown & Brown, Inc., of which Mr. J. Hyatt Brown is Chairman, President and Chief Executive Officer.

     During 2001, SunTrust's bank subsidiary engaged in customary banking transactions and had outstanding loans to certain of SunTrust's directors, executive officers, their associates and members of the immediate families of certain directors and executive officers. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. In the opinion of management, except for one relationship described below, these loans do not involve more than the normal risk of collectibility or present other unfavorable features.

     SunTrust has a credit relationship with Dan River, Inc., of which more than 10% of the stock is beneficially owned by Joseph L. Lanier, Jr., a director of SunTrust. Dan River, a leading textile producer and supplier of home fashions, has, along with its peers, experienced a decline in revenues resulting from the economic slowdown. SunTrust's primary credit relationship with Dan River is in the form of a minority participation in a $150 million secured revolving credit facility and a $94.9 million secured term loan facility agented by another bank and originally established to fund an acquisition. The largest aggregate indebtedness outstanding to SunTrust during 2001 was approximately $32.7 million, and the aggregate indebtedness outstanding to SunTrust at December 31, 2001 was approximately $26 million. The interest rate on SunTrust's credit facilities at December 31, 2001 was 6.82%. All of SunTrust's loans to Dan River are currently performing according to the terms of the credit agreements.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires SunTrust's directors, executive officers and any persons who own more than 10% of SunTrust's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. SunTrust believes that all filing requirements under Section 16(a) were complied with during 2001, except for the following: Carl Mentzer inadvertently failed to timely report the exercise of stock options by his spouse; Donald Downing inadvertently failed to report 1,041 shares of SunTrust common stock held in a brokerage account; and James Wells inadvertently failed to report 2,971 shares of SunTrust common stock held in a brokerage account. Corrective filings have been made for each of the above-described transactions.

                             ADDITIONAL INFORMATION

SHAREHOLDER NOMINATIONS FOR THIS YEAR'S MEETING

     Any shareholder entitled to vote for the election of directors may make nominations for election to the Board. In accordance with the Bylaws, nominations must specify the class (term) of directors to which each person is nominated, must be made in writing and must be delivered or mailed to SunTrust's Chairman of the Board not later than March 18, 2002. You must include the following information: (i) the name and address of the proposed nominee; (ii) the principal occupation of the proposed nominee; (iii) the total number of shares of SunTrust common stock that, to your knowledge, will be voted for the proposed nominee; (iv) your name and residence address; (v) the number of shares of SunTrust common stock owned by you; (vi) the total number of shares of SunTrust common stock that, to your knowledge, are owned by the proposed nominee; and (vii) the signed consent of the proposed nominee to serve, if elected.

SHAREHOLDER PROPOSALS FOR NEXT YEAR'S MEETING

     Shareholders who intend to submit proposals to SunTrust's shareholders for action at the 2003 Annual Meeting and inclusion in SunTrust's Proxy Statement with respect to such meeting must submit such proposals so they are received by SunTrust no later than October 31, 2002 in order to be considered for inclusion in SunTrust's 2002 proxy materials. Shareholder proposals should be submitted to SunTrust Banks, Inc., Post Office Box 4418, Center 643, Atlanta, Georgia 30302,
Attention: Corporate Secretary. All proposals must meet the requirements set forth in the Securities and Exchange Commission's rules and regulations in order to be eligible for inclusion in the Proxy Statement.

     If a shareholder notifies SunTrust after January 15, 2003 of an intent to present a proposal at SunTrust's 2003 Annual Meeting, SunTrust will have the right to exercise its discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials.

RECORD DATE; SHARES OUTSTANDING

     Each shareholder of record at the close of business on February 15, 2002 is entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Each share of SunTrust common stock entitles the holder to one vote on any matter coming before a meeting of SunTrust shareholders. On February 15, 2002, the record date for the Annual Meeting, there were 286,613,289 shares of SunTrust common stock outstanding.

QUORUM AND VOTING

     A majority of the shares entitled to vote constitutes a quorum at a meeting of the shareholders. If a quorum is present, the vote of a plurality of the votes cast by the shares entitled to vote is necessary for the election of directors. The presence of a quorum, either in person or by proxy, and the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting is required to take most other actions. Shares beneficially held in street name are counted for quorum purposes if such shares are voted on at least one matter to be considered at the meeting. Broker non-votes are neither counted for purposes of determining the number of affirmative votes required for approval of proposals nor voted for or against matters presented for shareholder consideration. Consequently, so long as a quorum is present, such non-votes have no effect on the outcome of any vote. Abstentions with respect to a proposal are counted for purposes of establishing a quorum. Abstentions also are counted for purposes of determining the minimum number of affirmative votes required for approval of proposals and, accordingly, have the effect of a vote against those proposals. If a quorum is present, abstentions have no effect on the outcome of voting for directors.

PROXY SOLICITATION

     SunTrust will bear the cost of soliciting proxies. SunTrust has retained Corporate Investors Communications to assist in the solicitation of proxies for a fee of $8,500 plus expenses. Proxies may also be solicited by SunTrust employees.

INDEPENDENT ACCOUNTANT

     PricewaterhouseCoopers LLP has been selected as SunTrust's independent accountants for 2002. Arthur Andersen LLP served as SunTrust's independent accountants for 2001. On February 12, 2002 SunTrust determined not to renew the engagement of Arthur Andersen and appointed PricewaterhouseCoopers as its new independent accountants, effective on such date. This determination followed SunTrust's decision to seek proposals from independent accountants to audit SunTrust's financial statements for the fiscal year ending December 31, 2002. The decision not to renew the engagement of Arthur Andersen and to retain PricewaterhouseCoopers was approved by SunTrust's Board of Directors upon the recommendation of its Audit Committee. SunTrust's Chief Financial Officer had made this recommendation to the Audit Committee. The decision was based on proposals from large accounting firms and reflected the Chief Financial Officer's and Audit Committee's judgment as to which firm was best suited to deliver external audits to SunTrust in light of relevant factors such as the firm's depth of experience, breadth of resources, commitment to provide exceptional service, ability to handle transition issues and location of key personnel. Arthur Andersen's report on SunTrust's 2001 financial statements has not yet been issued, but is expected to be issued in March, 2002, in conjunction with the filing of SunTrust's Annual Report on Form 10-K for the year ended December 31, 2001. At such time, Arthur Andersen will be dismissed.

     Representatives of both PricewaterhouseCoopers and Arthur Andersen will be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to questions.

     During SunTrust's two most recent fiscal years ended December 31, 2001, and the subsequent interim period through February 12, 2002, there were no disagreements between SunTrust and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to Arthur Andersen's satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

     None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within SunTrust's two most recent fiscal years and the subsequent interim period through February 12, 2002.

     The audit reports of Arthur Andersen on the consolidated financial statements of SunTrust and subsidiaries as of and for the fiscal years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

     During SunTrust's two most recent fiscal years ended December 31, 2001, and the subsequent interim period through February 12, 2002, SunTrust did not consult with PricewaterhouseCoopers regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

OTHER MATTERS

     The Board of Directors knows of no other matters which will be brought before this Annual Meeting. If other matters are properly introduced, the persons named in the enclosed proxy will vote on such matters as the Board recommends.

March 1, 2002

                              RECYCLED PAPER LOGO

                                      PROXY
            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 16,2002.
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.


The undersigned hereby appoints John W. Spiegel and Raymond D. Fortin, and each of them, proxies with full power of substitution, to vote for the undersigned all shares of the Common Stock of SunTrust Banks, Inc. (the "Company") that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Tuesday, April 16, 2002, at 9:30 a.m. local time, in Room 225 on the 2nd floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, and at any adjournments thereof, upon the matters described below and in the accompanying Proxy Statement dated March 1, 2002, and upon any other business that may properly come before such Annual Meeting or any adjournments thereof.

Pursuant to the Proxy Statement, said proxies are directed to vote as indicated on the reverse hereof, and otherwise as the Board of Directors may recommend with respect to any other business that may properly come before the meeting or at any adjournment thereof. By the execution of this Proxy, I acknowledge receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 1, 2002 and a copy of the SunTrust Banks, Inc. 2001 Annual Report.


                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)


--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

                                                                                                              Please mark
                                                                                                              your votes as
                                                                                                              indicated in    [X]
                                                                                                              this example.

DIRECTORS RECOMMEND VOTING FOR THE FOLLOWING PROPOSAL:

Proposal to elect as Directors:(01) A. W. Dahlberg, (02) Patricia C. Frist, (03) L. Phillip Humann, (04) M. Douglas Ivester and
(05) Karen Hastie Williams to serve until the Annual Meeting of Shareholders in 2005.


 FOR all nominees             WITHHOLD              INSTRUCTIONS: To withhold authority to vote for any individual
listed above (except        AUTHORITY to                          nominee, write his or her name on the line below:
  as indicated to        vote for nominees
   the contrary)            listed above            ------------------------------------------------------------------------------

      [  ]                     [  ]


                                                                              ----------------------------------------------------

                                                                              ----------------------------------------------------
                                                                                       Signature(s) of Shareholder

                                                                              Date                                          , 2002
                                                                                  ------------------------------------------
                                                                              IMPORTANT: Please date and sign this Proxy exactly as
                                                                              your name or names appear hereon; if shares are held
                                                                              jointly, all joint owners must sign. An executor,
                                                                              administrator, trustee, guardian, or other person
                                                                              signing in a representative capacity, must give his
                                                                              or her full title. A corporation must sign in full
                                                                              corporate name by its president or other authorized
                                                                              officer. A partnership must sign in partnership name
                                                                              by an authorized person.

----------------------------------------------------------------------------------------------------------------------------------
                                                     * FOLD AND DETACH HERE *

           DETACH CARD                 Please detach proxy at perforation before mailing.
                                         OR YOU MAY VOTE BY TELEPHONE OR VIA THE INTERNET.

                        IF YOU ARE VOTING BY TELEPHONE OR VIA THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY.

               ------------------------------------------------------------------------------------------------
                   VOTE BY TELEPHONE                  VOTE BY INTERNET                      VOTE BY MAIL
                 Call TOLL-FREE using a                 Go online to                  Return your proxy in the
                   touch-tone phone                    WWW.VOTEFAST.COM                POSTAGE-PAID envelope
                     1-800-542-1160.                   to cast your vote.                     provided.
               -----------------------------------------------------------------------------------------------

                                            VOTE 24 HOURS A DAY, 7 DAYS A WEEK!

                        Your telephone or Internet vote must be received by 11:59 p.m. Eastern Time on April 15, 2002, to be counted in the final tabulation.

YOUR CONTROL NUMBER IS

VOTE BY TELEPHONE

Have your proxy card available when you call the toll-free number 1-800-542-1160 using a touch-tone phone. You will be prompted to enter your control number. Then follow the simple prompts to record your vote.

VOTE BY INTERNET

Have your proxy card available when you go online to WWW.VOTEFAST.COM. You will be prompted to enter your control number. Then follow the simple prompts to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: SunTrust Bank, P.O. Box 4625, Atlanta, GA 30302.

TO CHANGE YOUR VOTE

Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 11:59 p.m. Eastern Time, April 15, 2002, will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.

           INSTRUCTIONS TO THE SUNTRUST BANKS, INC. 401(k) PLAN TRUSTEE


The undersigned hereby directs that all shares of SunTrust Banks, Inc. Common Stock allocated to his/her account under the SunTrust Banks, Inc. 401(k) Plan be voted at the SunTrust Banks, Inc. Annual Meeting of Shareholders to be held April 16, 2002, and at any adjournment thereof, in accordance with the following instructions for the matters described herein. For any other business that may properly come before the Annual Meeting, all such shares shall be voted as the Board of Directors may recommend. THIS INSTRUCTION IS SOLICITED BY THE BOARD OF DIRECTORS.


THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO              Please mark
DIRECTION IS INDICATED, WILL BE VOTED AS RECOMMENDED        your votes as
BY THE BOARD OF DIRECTORS.                                   indicated in   [X]
                                                            this example.

DIRECTORS RECOMMEND VOTING FOR THE FOLLOWING PROPOSAL:

Proposal to elect as Directors:(01) A. W. Dahlberg, (02) Patricia C. Frist, (03)
L. Phillip Humann, (04) M. Douglas Ivester and (05) Karen Hastie Williams to serve until the Annual Meeting of Shareholders in 2005.

    FOR all nominees       WITHHOLD         INSTRUCTIONS: To withhold authority
 listed above (except    AUTHORITY to       to vote for any individual nominee,
    as indicated to    vote for nominees    write his or her name on the line
     the contrary)       listed above       below:

        [  ]                [  ]            -----------------------------------



                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)



--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *


[SUNTRUST LOGO]

                                               March 1, 2002
To our employee shareholders:

         We are particularly proud that 2001 represented SunTrust's 26th consecutive year of growth in operating earnings. Our track record of consistency in earnings growth is matched by only a handful of well-known U.S. banking organizations.

         Much has changed at SunTrust in recent years. Yet one thing remains the same: our employees work extraordinarily hard, every day, to deliver customer service and financial results that positively differentiate us from the competition. I therefore salute you, as SunTrust employees and shareholders, for your accomplishments in 2001.

         With this letter, we are sending you three items:

         - The 2001 SunTrust Banks, Inc. Annual Report that details our continuing momentum within a weak economy

         - The Proxy Statement describing the business of the 2002 Annual Meeting scheduled for Tuesday, April 16

         - The Instructions to the Plan Trustee card, which gives you the guidelines you need to vote your shares according to the instructions provided

Thank you for your investment in SunTrust and the contribution you make toward ensuring that this Company remains a premier financial institution.

                                               Sincerely,



                                               /S/  L. PHILLIP HUMANN

                                               L. Phillip Humann
                                               Chairman of the Board, President
                                               and Chief Executive Officer

                                    The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 1, 2002 and a copy of the SunTrust Banks, Inc. 2001 Annual Report.


                                    IMPORTANT: PLEASE DATE AND SIGN THIS
                                    INSTRUCTION EXACTLY AS YOUR NAME OR NAMES
                                    APPEAR TO THE LEFT.

                                    Date                                  , 2002
                                        ----------------------------------



                                    Signature
                                             -----------------------------------

                                                (CONTINUED ON THE OTHER SIDE)

--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

DETACH CARD        Please detach proxy at perforation before mailing.
                    OR YOU MAY VOTE BY TELEPHONE OR VIA THE INTERNET.

              IF YOU ARE VOTING BY TELEPHONE OR VIA THE INTERNET,
                         PLEASE DO NOT MAIL YOUR PROXY.


   VOTE BY TELEPHONE           VOTE BY INTERNET              VOTE BY MAIL
Call toll-free using a           Go online to          Return your proxy in the
   touch-tone phone            WWW.VOTEFAST.COM          POSTAGE-PAID envelope
    1-800-542-1160.           to cast your vote.              provided.


                         VOTE 24 HOURS A DAY, 7 DAYS A WEEK!
   Your telephone or Internet vote must be received by 11:59 p.m. Eastern Time on April 15, 2002, to be counted in the final tabulation.

YOUR CONTROL NUMBER IS

VOTE BY TELEPHONE
Have your proxy card available when you call the toll-free number 1-800-542-1160 using a touch-tone phone. You will be prompted to enter your control number. Then follow the simple prompts to record your vote.

VOTE BY INTERNET
Have your proxy card available when you go online to WWW.VOTEFAST.COM. You will be prompted to enter your control number. Then follow the simple prompts to record your vote.

VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: SunTrust Bank, P.O. Box 4625, Atlanta, GA 30302.

TO CHANGE YOUR VOTE
Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 11:59 p.m. Eastern Time, April 15, 2002, will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.